Exhibit (c)(5)

-- Confidential -- June 7, 2022 Project Commodore Confidential Discussion Materials

1 -- Confidential -- Disclaimer This presentation has been prepared by Centerview Partners LLC (“Centerview”) for use solely by the Special Committee of the Board of Directors of Commodore (“the Company”) in connection with its evaluation of a proposed transaction involving the Company and for no other purpose . The information contained herein is based upon information supplied by or on behalf of the Company and publicly available information, and portions of the information contained herein may be based upon statements, estimates and forecasts provided by the Company . Centerview has relied upon the accuracy and completeness of the foregoing information, and has not assumed any responsibility for any independent verification of such information or for any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company or any other entity, or concerning the solvency or fair value of the Company or any other entity . With respect to financial forecasts, Centerview has assumed that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company , and at your direction Centerview has relied upon such forecasts, as provided by the Company ’s management, with respect to the Company . Centerview assumes no responsibility for and expresses no view as to such forecasts or the assumptions on which they are based . The information set forth herein is based upon economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof, unless indicated otherwise and Centerview assumes no obligation to update or otherwise revise these materials . The financial analysis in this presentation is complex and is not necessarily susceptible to a partial analysis or summary description . In performing this financial analysis, Centerview has considered the results of its analysis as a whole and did not necessarily attribute a particular weight to any particular portion of the analysis considered . Furthermore, selecting any portion of Centerview’s analysis, without considering the analysis as a whole, would create an incomplete view of the process underlying its financial analysis . Centerview may have deemed various assumptions more or less probable than other assumptions, so the reference ranges resulting from any particular portion of the analysis described above should not be taken to be Centerview’s view of the actual value of the Company . These materials and the information contained herein are confidential, were not prepared with a view toward public disclosure, and may not be disclosed publicly or made available to third parties without the prior written consent of Centerview . These materials and any other advice, written or oral, rendered by Centerview are intended solely for the benefit and use of the Special Committee of the Board of Directors of the Company (in its capacity as such) in its consideration of the proposed transaction, and are not for the benefit of, and do not convey any rights or remedies for any holder of securities of or any other person . Centerview will not be responsible for and has not provided any tax, accounting, actuarial, legal or other specialist advice . These materials are not intended to provide the sole basis for evaluating the proposed transaction, and this presentation does not represent a fairness opinion, recommendation, valuation or opinion of any kind, and is necessarily incomplete and should be viewed solely in conjunction with the oral presentation provided by Centerview .

2 -- Confidential -- Current Illustrative Commodore Share Price Share Price $4.94 $9.00 $10.00 $11.00 $12.00 $13.00 $14.00 Implied Premium to Current 82% 102% 123% 143% 163% 183% Price Prior to TPG Offer (5/3/2022) $5.43 (9%) 66% 84% 103% 121% 139% 158% % Premium / (Discount) to: 30-Day VWAP $5.67 (13%) +59% +76% +94% +112% +129% +147% 90-Day VWAP 5.97 (17%) +51% +68% +84% +101% +118% +135% 52-wk High (06/16/2021) 14.00 (65%) (36%) (29%) (21%) (14%) (7%) 0% Implied Equity Value 381 701 784 867 950 1,032 1,115 Plus: Net Debt (1) 251 251 251 251 251 251 251 Implied Enterprise Value ($mm) $632 $953 $1,035 $1,118 $1,201 $1,284 $1,366 Metric ($mm) 2022E $81 7.8x 11.7x 12.8x 13.8x 14.8x 15.8x 16.8x 2023E 94 6.7x 10.1x 11.0x 11.9x 12.8x 13.7x 14.5x 2022E $82 7.7x 11.6x 12.6x 13.7x 14.7x 15.7x 16.7x 2023E 89 7.1x 10.7x 11.6x 12.5x 13.5x 14.4x 15.3x Consensus Implied EV / Adj. EBITDA Mgmt. Implied EV / Adj. EBITDA Illustrative Analysis at Various Share Prices Source: Factset , Commodore Management Forecast, company filings and Wall Street research as of June 7 , 2022 . (1) Net debt includes debt of $272mm and cash of $21mm as of April 30, 2022. TPG Offer IPO Price (18%) since Fri. 6/3 close